EXHIBIT 23

                               Accountants' Consent




The Board of Directors
Washington Trust Bancorp, Inc.:


We consent to incorporation by reference in the registration statement (Nos. 33-23048 and 333-13167) on Form S-8 and in the registration statement (Nos. 33-28065 and 333-13821) on Form S-3 of Washington Trust Bancorp, Inc. of our report dated January 12, 1998, relating to the consolidated balance sheets of Washington Trust Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Washington Trust Bancorp, Inc.


                                                           KPMG PEAT MARWICK LLP

Providence, Rhode Island
March 17, 1998